Exhibit 99.1

Talon International, Inc. Reports 2015

Fourth Quarter and Fiscal Year Financial Results

LOS ANGELES, CA -  March 24, 2016 - Talon International, Inc. (OTCQB: TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the fourth quarter and fiscal year ended December 31, 2015.

Highlights

●	Fourth quarter 2015 revenues increased $1.5 million or 14.6% versus the prior year to $11.8 million
●	Fiscal 2015 revenues declined 2.0% versus the prior year to $48.4 million
●	Talon Trim revenues posted a 10% increase versus the prior year
●	Finalized a $6 million credit line with a new lender, adding financial flexibility
●

In 2015, as part of Talon’s ongoing efforts to find new and innovative ways to drive sales and position itself for growth, continuing investments were made in the Company’s global salesforce and expansion of its geographic footprint, as well as the release of new product innovations such as fit-for-purpose workwear and footwear zippers. The Company also focused organizationally on a more flexible, customer-centric service model

Financial Results

Total sales for the year ended December 31, 2015 were $48.4 million, reflecting a 2.0% year-over-year decrease compared to 2014, principally the result of a nearly $3.7 million decline in sales to mass merchandising customers in this increasingly price sensitive area of the retail market, a trend that began in early 2014. Talon Zipper sales were $21.3 million in 2015, as compared to $24.7 million for the same period in 2014; a decrease of 13.9% reflecting the mass merchandising sector sales trend as the Company continued to focus on the specialty retail sector and position itself for more premium product and higher margin business. Partially offsetting the Zipper sales decline, Talon Trim sales of $27.1 million reflected a 10% increase from 2014. Specialty apparel customers continued to be the Company’s strategic focus, and sales to new brands added $3.8 million in 2015.  Total sales for the fourth quarter ended December 31, 2015 were $11.8 million, reflecting a 14.6% increase from the same period in 2014. Total sales for the quarter included $3.4 million in Zipper sales, down $0.9 million from the prior year and $8.4 million in Trim sales, an increase of $2.4 million, versus the same period in 2014.

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During the 2015 fiscal year, the Company realigned the reporting of its operating segments to better conform to the way management views the business. As a result of this change, the Company now has two reporting segments (Zipper and Trim), from three (Zipper, Trim and Tekfit) and has reclassified prior period results to reflect these product categories. Our Tekfit operating segment results are now aggregated and reported as part of our Trim operating segment.

“While 2015 revenues declined versus the prior year, Talon made meaningful changes and progress which positions the business well for 2016,” stated Larry Dyne, Talon's Chief Executive Officer. “One of the most promising areas remains our Talon Trim stretch technology products which have been deployed by major manufactures and experienced significant sales growth in 2015. We will continue to invest in product innovation and sales throughout our product offerings. In 2015, we released new fit for purpose workwear and footwear zippers and have other developments in the pipeline to capture the specialty zipper market. We have also invested in our global salesforce to fill key roles and drive top line growth.”

“Lower sales this quarter principally reflected continued weakness within the mass merchandising customers with our Talon Zipper product sales and weakness with selected specialty retail brand customers, including specialty teen retailers, that we serve with our Talon Zipper and Talon Trim products,” stated Larry Dyne, Talon's Chief Executive Officer. “This marks a continuation of the general weakness in apparel retail trends which began in the second quarter of 2014 and which have continued throughout much of 2015. While Talon Zipper sales were lower than expected, we’re encouraged by solid growth in Trim product sales, especially in our stretch technology products. In addition, we continue to grow and expand our geographic footprint in key regions that will allow us to streamline deliveries to our customers and their respective manufacturing partners.  Our focus remains on specialty brands and retailers who require a high level of service and value differentiated and premium products.”

Gross profit for the year ended December 31, 2015 was $16.3 million or 33.7% of sales, as compared to $16.0 million or 32.5% for the year ended December 31, 2014, an increase of $275,000. Gross profit for the quarter ended December 31, 2015 was $4.3 million or 36.6% compared to $3.1 million or 30.7% in the fourth quarter of 2014. The gross profit increase for the year as compared to the same period in 2014 is attributable to lower direct purchase costs associated with a greater mix of higher-margin products of $644,000 offset by lower overall sales volume of $190,000 and higher manufacturing, freight and duty costs of $179,000.

Operating expenses for the year ended December 31, 2015 were $14.9 million, an increase of $594,000 from 2014. Operating expenses for the fourth quarter of 2015 were $3.7 million, which was $335,000 higher than the operating expenses during the fourth quarter of 2014. Sales and marketing expenses for the year ended December 31, 2015 were $6.4 million, slightly higher as compared to the same period in 2014, mainly due to additional compensation costs and increased facilities and related expenses. Sales and marketing expenses for the quarter ended December 31, 2015 were $1.6 million, essentially flat as compared with the fourth quarter in 2014.

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General and administrative expenses for the year ended December 31, 2015 totaled $8.4 million, higher by $510,000 as compared to the same period in 2014, mainly due to a one-time accrual for severance payments to our former CEO and board member, recognized upon separation in 2015. General and administrative expenses for the quarter ended December 31, 2015 totaled $2.0 million, increasing approximately $274,000 from the general and administrative expense for the same period in 2014.

Income before income taxes for the year ended December 31, 2015 was $773,000 compared to $1.3 million for the same period in 2014.  For the quarter ended December 31, 2015, operations reflected income before income taxes of $445,000 as compared to a loss before income taxes of $293,000 for the same quarter in 2014.

Net income for the year ended December 31, 2015 was $511,000 or $0.01 per share as compared to net income of $572,000 or $0.01 per share for the year ended December 31, 2014. Net income for the quarter ended December 31, 2015 was $312,000 or $0.01 per share as compared to net loss of $317,000 or $0.01 per share for the quarter ended December 31, 2014.

Total shareholders' equity increased to $6.2 million at December 31, 2015 compared to $5.1 million at December 31, 2014.

On December 21, 2015, the Company entered into an amended and restated revolving line of credit agreement with Princess Investment Holdings Inc., which amended the existing agreement to, among other things, increase the borrowing availability from $3 million to $6 million and extended the maturity date of the revolving line of credit to December 21, 2020. On December 23, 2015, the Company received an advance of $2 million, of which $1.6 million was used to pay in full all indebtedness outstanding under the Commercial Credit Agreement with Union Bank, which was scheduled to mature on December 31, 2015. The Company believes these changes will allow more financial flexibility in the course of business and the ability to take advantage of opportunities that arise.

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About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers and complete trim solutions including Tekfit® stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands, shirt collars, and other items all under its trademark and world renowned brands, Talon®, and Tekfit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including VF Corporation, American Eagle, Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, JC Penney, FatFace, Victoria’s Secret, Wal-Mart, Phillips-Van Heusen, Levi Strauss & Co., Express and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Vietnam, India, Indonesia and Bangladesh.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on market growth, changing trends in apparel retailing, new product introductions, expansion into new geographic markets, and the Company's ability to execute on its sales strategies, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

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TALON INTERNATIONAL, INC.

Consolidated statements of operations AND COMPREHENSIVE INCOME (loss)

	Quarters Ended December 31,		Years Ended December 31,
	(Unaudited)		(Audited)
	2015	2014	2015	2014
Net sales	$11,764,908	$10,270,427	$48,352,699	$49,322,684
Cost of goods sold	7,452,217	7,121,664	32,069,601	33,314,773
Gross profit	4,312,691	3,148,763	16,283,098	16,007,911
Sales and marketing expenses	1,636,178	1,575,663	6,414,932	6,330,386
General and administrative expenses	2,046,294	1,772,276	8,447,694	7,937,820
Total operating expenses	3,682,472	3,347,939	14,862,626	14,268,206

Income (loss) from operations	630,219	(199,176)	1,420,472	1,739,705
Loss on extinguishment of debt	-	-	134,049	-
Interest expense, net	184,908	93,514	513,435	411,270
Income (loss) before provision for income taxes	445,311	(292,690)	772,988	1,328,435
Provision for income taxes, net	132,915	24,067	261,661	756,366
Net income (loss)	$312,396	$(316,757)	$511,327	$572,069
Per share amounts:
Basic and diluted net income (loss)	$0.00	$(0.00)	$0.01	$0.01

Weighted average number of common shares outstanding - Basic	92,267,831	92,267,831	92,267,831	92,153,648

Weighted average number of common shares outstanding - Diluted	93,532,971	93,834,926	93,521,809	94,301,166

Net income (loss)	$312,396	$(316,757)	$511,327	$572,069
Other comprehensive income (loss) - Foreign currency translation	(4,156)	674	(13,786)	1,390
Total comprehensive income (loss)	$308,240	$(316,083)	$497,541	$573,459

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TALON INTERNATIONAL, INC.

Consolidated balance sheets

(Audited)

	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$2,852,315	$2,603,138
Accounts receivable, net	3,796,209	3,019,749
Inventories, net	655,360	506,272
Current deferred income tax assets, net	997,067	746,370
Prepaid expenses and other current assets	554,389	551,775
Total current assets	8,855,340	7,427,304

Property and equipment, net	781,893	584,586
Intangible assets, net	4,313,948	4,300,084
Deferred income tax assets, net	5,046,345	5,374,468
Other assets	267,325	246,607
Total assets	$19,264,851	$17,933,049

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,087,561	$6,191,954
Accrued severance payments	526,671	-
Accrued commissions	645,503	375,407
Other accrued expenses	1,956,130	2,028,156
Revolving credit loan, net of deferred financing costs	-	1,470,658
Current portion of term loan payable	-	1,816,667
Current portion of capital lease obligations	21,940	-
Total current liabilities	9,237,805	11,882,842

Revolving line of credit from related party, net of discounts and deferred financing costs	3,492,772	-
Term loan payable, net of current portion and deferred financing cost	-	876,581
Capital lease obligations, net of current portion	60,784	-
Deferred income tax liabilities	5,406	13,961
Other liabilities	257,903	26,077
Total liabilities	13,054,670	12,799,461

Stockholders’ Equity:
Common Stock, $0.001 par value, 300,000,000 shares authorized; 92,267,831 shares issued and outstanding at December 31, 2015 and 2014	92,268	92,268
Additional paid-in capital	64,754,306	64,175,254
Accumulated deficit	(58,738,782)	(59,250,109)
Accumulated other comprehensive income	102,389	116,175
Total stockholders’ equity	6,210,181	5,133,588
Total liabilities and stockholders’ equity	$19,264,851	$17,933,049